CONDITIONAL WAIVER AND MODIFICATION

TO LOAN AND SECURITY AGREEMENT

This Conditional Waiver and Modification to Loan and Security Agreement (this “Modification”) is entered into as of December 13, 2010 and with an effective date of October 18, 2010 (the “Effective Date”), by and between PARTNERS FOR GROWTH II, L.P. ("PFG") and each of Composite Technology Corporation, CTC Cable Corporation and CTC Renewables Corporation, each with their principal business address at 2026 McGaw Avenue, Irvine, CA 92614 (individually and collectively, jointly and severally, "Borrower").  Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement and the Warrants (as defined below).

Recitals

A.           Borrower and PFG have entered into that certain Loan and Security Agreement dated as of April 12, 2010, as amended and modified from time to time (the “Loan Agreement”), and together with such documents, instruments and security agreements as were executed reasonably contemporaneously with or in connection with the Loan Agreement, the “Loan Documents”), pursuant to which PFG has extended and conditionally-agreed to make available to Borrower certain advances of money.

B.           On April 12, 2010, Borrower, Composite Technology Corporation (“CTC”) issued a warrant to purchase 5,000,000 shares of CTC’s common stock at an Exchange Price of $0.29 per share (“Warrant #1”) and a warrant to purchase 5,000,000 shares of CTC’s common stock at an Exchange Price of $1.00 per share (“Warrant #2” and, collectively with Warrant #1, the “Warrants”)

C.           Borrower has notified PFG that it is in breach of the Cumulative Operating Income (Losses) financial covenant set forth in Section 5 of the Schedule to the Loan Agreement for the period ended September 30, 2010 (the “Specified Default”).

D.           Subject to the truth and accuracy of the representations and warranties of Borrower set forth herein and subject to the other terms and conditions set forth in this Modification, PFG is willing to waive the Specified Default, forbear from exercising remedies under the Loan Agreement based on the Specified Default and otherwise modify the Loan Documents as specified herein.

agreement

1.           Conditional Waiver; Warrant Restatement.   Subject to each of the following conditions: (a) satisfaction of the terms of Section 6 hereof; and (b) there being no Default or Event of Default under the Loan Documents other than the Specified Default, PFG hereby: (i) agrees to modify the Loan Agreement as specified in Section 2.1, and (ii) waives the Specified Default.  The amendment and restatement of the Warrants is unconditional and effective on the date hereof.

2.            Modification of Loan Documents.

2.1           Modification of Loan Agreement.   To Section 8 of the Schedule is added a new paragraph (c), as follows:

(c)
Security Deposit.  On a monthly basis within three (3) Business Day after the Date of Determination, Borrower shall deposit with PFG as additional security for the Obligations, an amount equal to the cumulative shortfall between the required minimum Cumulative Operating Income (Losses) specified in Section 5 of this Schedule and Borrower’s actual Cumulative Operating Income (Losses) realized by Borrower during each such monthly period (the “Security Deposit”). To the extent that Borrower’s performance during any subsequent measurement period would reduce the afore-specified cumulative shortfall, PFG shall return to Borrower the amount that represents the excess of the Security Deposit then held by PFG over the cumulative shortfall as at the last Measurement Date. PFG shall return such excess Security Deposit within three (3) Business Days of the date Borrower certifies its compliance with the Cumulative Operating Income (Losses) financial covenant under Section 6(e) of the Schedule. For example only, Borrower is permitted a $5,000,000 Cumulative Operating Loss under Section 5 of the Schedule. If Borrower for the month ending August 31, 2010 reported a Cumulative Operating Loss of $5,500,000, Borrower would be required within one Business Day of the Date of Determination to provide PFG a Security Deposit equal to $500,000. If Borrower for the month ending September 30, 2010 reported a Cumulative Operating Loss of $5,250,000, PFG would be required within three Business Days of the Date of Determination to return $250,000 of the Security Deposit to Borrower.  If Borrower for the month ending October 31, 2010 reported a Cumulative Operating Loss of $4,800,000, PFG would be required within three Business Days of the Date of Determination to return the remaining $250,000 Security Deposit held by PFG to Borrower.  If Borrower for the month ending November 30, 2010 reported a Cumulative Operating Loss of $5,200,000, Borrower would be required within three Business Days of the Date of Determination to provide PFG a new Security Deposit equal to $200,000. PFG shall not be required to pay over to Borrower the amount of any interest earned from time to time on the Security Deposit and Borrower waives any claim to the same. For the avoidance of doubt, Borrower may include the amount of the Security Deposit in  determining compliance with the financial covenants set forth in Section 5 of the Schedule (such as, in determining the “Cash” component of the Liquidity Covenant).

Definitions:
“Date of Determination” means the earlier of (i) the date on which Borrower’s Cumulative Operating Income (Losses) under Section 5 of the Schedule is determinable, and (ii) the date on which Borrower is required to certify its compliance with the Cumulative Operating Income (Losses) financial covenant under Section 6(e) of the Schedule.

“Measurement Date” means the last day of each calendar month.

2.2           Amendment of Warrants.  Warrant #1 and Warrant #2 are hereby amended and restated in their entirety as appended to this Modification as Exhibit A and Exhibit B, respectively (the “Restated Warrants”).

2.3           Additional Reporting. Until such time as PFG otherwise notifies Borrower to the contrary, Borrower shall provide PFG, as an additional report required under Section 6 of the Loan Agreement, a weekly cash flow report in such form as PFG shall advise to Borrower.

3.           Borrower’ Representations, Warranties and Covenants.  Each Borrower represents, warrants and covenants that:

(a)           immediately upon giving effect to this Modification (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b)          each Borrower has the corporate power and authority to execute and deliver this Modification and to perform its obligations under the Loan Agreement and the Warrants, as amended by this Modification;

(c)           the articles of incorporation, bylaws and other organizational documents of each Borrower delivered to PFG on or before the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

(d)           the execution and delivery by each Borrower of this Modification and the performance by Borrower of its obligations under the Loan Agreement and Warrants has been duly authorized by all necessary corporate action on the part of each entity constituting Borrower;

(e)           this Modification has been duly authorized, executed and delivered by each Borrower and constitutes a binding obligation of each Borrower, enforceable against each Borrower, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights;

(f)           this Modification does not require the consent of any third party (including stockholders) or such consent has been secured;

(g)           this Modification shall be binding upon all entities within the Borrower corporate group, whether or not each such entity is party hereto and upon PFG’s request, Borrower shall cause such other controlled entities to become party to the Loan Documents, as additional Borrowers; and

(h)          as of the date hereof, it has no defenses against the obligations to pay any amounts under the Obligations and it has no claims of any kind against PFG.  Borrower acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Modification and in connection with the Loan Documents.

Borrower understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

4.           Release.  Each Borrower hereby forever relieves, releases, and discharges PFG and each of its present or former employees, officers, directors, agents, representatives, attorneys (the “Indemnitees”), from any and all possible claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing since the beginning of time through and including (but not after) the date of execution of this Modification, which any Borrower or any of their respective partners, members, officers, agents or employees may now have or may hereafter have (but only with respect to facts, circumstances, issues, controversies or claims existing on or prior to the date of this Modification) against the Indemnitees, if any, and irrespective of whether any of the foregoing arise out of contract, tort, violation of laws or regulations or otherwise, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, violation of any federal or state securities or Blue Sky laws or regulations, conflict of interest, negligence, bad faith, malpractice, violations of the racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortuous interference with contractual relations, tortuous interference with corporate governance or prospective business advantage, deceptive trade practices, libel, slander, conspiracy or any claim relating to the Loan Documents or the transactions contemplated therein (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.  In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, neither Borrower shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Modification, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events.  Borrower hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Modification, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Borrower regarding any fact relied upon by any Borrower in entering into this Modification; (ii) Borrower has made such investigation of the facts pertaining to this Modification and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Modification are contractual and not a mere recital; (iv) this Modification has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Modification is signed freely, and without duress, by Borrower; (v) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

5.           Limitation.  PFG’s waiver set forth in this Modification shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Documents or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Documents or any instrument or agreement referred to therein; (b) to constitute a modification or waiver of any rate of interest applicable to outstanding monetary Obligations, (c) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (d) to limit or impair PFG’s right to demand strict performance of all terms and covenants of any of the Loan Documents as of any date.  Except as expressly amended hereby, the Loan Documents and each of them shall continue in full force and effect.

6.           Effectiveness.  Subject to the satisfaction of the conditions precedent set forth below, this Modification shall become effective on the date hereof, but shall continue to be subject to the satisfaction of all the following conditions:

6.1           Execution and Delivery.  Each Borrower shall have duly executed and delivered this Modification and the Restated Warrants to PFG on or before October 18, 2010.

6.2           Update to Representations. Borrower shall update the Representations to the extent required to make the Representations true and correct as of the date of this Modification:  (i) in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g), which must be true and correct in all Non-trivial respects) and Part B, Section 11, and (ii) in all Non-trivial respects with respect to all other sections of the Representations Letter.

6.3           Evidence of Authorization/Consent.  Each Borrower shall have provided PFG with certified copies of any and all of each Borrower’s required authorizations or consents (Board, stockholder or other required authorization or consent) to the execution, delivery and performance of this Modification.

6.4           Payment of Security Deposit.  Borrower shall have deposited with PFG the Security Deposit due based upon the application of Section 2.1 of this Modification to Borrower’s  currently-reported and certified Cumulative Net Income (Losses) which, for the avoidance of doubt, is a Security Deposit equal to $0 as of October 18, 2010.

6.5           Payment of PFG Expenses.  Borrower shall pay promptly upon invoice all PFG costs and expenses (including all reasonable attorneys’ fees and reasonable expenses) incurred in connection with this Modification.

7.           Counterparts.  This Modification may be signed in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument.  All counterparts shall be deemed an original of this Modification.

8.           Integration; Construction.  This Modification, the Restated Warrants and the other Loan Documents and any documents executed in connection herewith or therewith or pursuant hereto or thereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Modification; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect. The title of this Agreement, section headings and quotation marks around amended provisions are for the readers’ convenience only and shall be ignored for purposes of integration into the Loan Agreement. The term “Schedule” means the Schedule to the Loan Agreement. The “General Provisions” of the Loan Agreement are incorporated by reference herein. This Modification shall be deemed effective as against any and all Borrower parties that execute and deliver this Modification, and the failure of any such Borrower to so execute and deliver shall not affect the enforceability of this Modification against each Borrower party that does.

9.           Governing Law; Venue.  THIS MODIFICATION SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.  Borrower and PFG each submit to the exclusive jurisdiction of the State and Federal courts in San Francisco County, California.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the date first written above.

Borrower:		PFG:

COMPOSITE TECHNOLOGY CORPORATION		PARTNERS FOR GROWTH II, L.P.

By		By
President or Vice President
Name:
By
	Secretary or Ass't Secretary	Title: Manager, Partners for Growth II, LLC
Its General Partner
Borrower:		Borrower:

CTC CABLE CORPORATION		CTC RENEWABLES CORPORATION

By		By
	President or Vice President	President or Vice President

By		By
	Secretary or Ass't Secretary	Secretary or Ass't Secretary

Exhibit A - Amended and Restated Warrant #1

Exhibit A - Amended and Restated Warrant #2